Dated June 20, 2008

Avantair, Inc. (1)
as Assignor

Share 100 Holding Co., LLC(2)
as Assignee

Assignment of Purchase Agreement VAE-180V/2006

This Purchase Agreement Assignment (the “Assignment”), is dated June 20, 2008 (the “Effective Date”) and made between Avantair Inc., having its principal place of business at 4311 General Howard Drive, Clearwater, Florida 33762 (the “Assignor”), and Share 100 Holding Co., LLC, having its principal place of business at 2711 Centerville Road, Ste 400, Wilmington, Delaware 19808 (the “Assignee”).

WHEREAS:

(A)
The Assignor and the Manufacturer (as hereinafter defined) are parties to the Purchase Agreement (as hereinafter defined) providing, among other things, for the manufacture and sale by the Manufacturer to the Assignor of certain Aircraft (as hereinafter defined);

(B)
The Assignee is a wholly-owned affiliate of Assignor and wishes to acquire all rights of Assignor under the Purchase Agreement, including the right to acquire the Aircraft from the Manufacturer, and the Assignor, on the terms and conditions hereinafter set forth, is willing to assign to the Assignee the Assignor’s rights, interests and obligations under the Purchase Agreement and to the Aircraft;

(C)
The Assignee is willing to accept such assignment, as hereinafter set forth and the Manufacturer is willing to execute and deliver to Assignee a Consent and Agreement to the provisions hereof in substantially the form attached hereto as Annex 1; and

(D)
On or immediately following the Effective Date, the Assignor intends to transfer to Executive AirShare Corporation, a Kansas corporation with its principal place of Business at 1600 Airport Road, Mid-Continent Airport, Wichita, Kansas 67209 (“AirShare”) a majority ownership interest in Assignee.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1. For all purposes of this Assignment, except as otherwise expressly provided or unless the context otherwise requires, the following terms shall have the following meanings:

“Aircraft”: The Embraer PHENOM 100 aircraft to be delivered under the Purchase Agreement.

“Business Day(s)”: shall mean a day on which banks are open for business in São José dos Campos, São Paulo in Brazil, New York, NY and Wilmington, DE, in the United States.

“Manufacturer”: Embraer - Empresa Brasileira de Aeronáutica S.A., a corporation organized and existing under the laws of Brazil, and its successors and assigns.

“Purchase Agreement”: Purchase Agreement VAE- 180V/2006, dated as of September, 29th, 2006 as the same has been amended, supplemented or otherwise modified by Amendment 1 to Purchase Agreement VAE-180V/2006, dated June 20, 2008 (the “APA”), and that certain Letter of Agreement VAE-181V/2006, between Manufacturer and Assignor, dated September 29, 2006, as the same has been amended, supplemented or otherwise modified by Amendment 1 to Letter of Agreement VAE-181V/2006, dated June 20, 2008 (the “LOA”), a true and complete copy of the APA and LOA being attached hereto as Exhibit A.

2. Subject to the terms and conditions of this Assignment, Assignor does hereby sell, assign, transfer and set over unto the Assignee all the Assignor’s rights, interest and obligations in and to the Purchase Agreement as and to the extent that the same relate to the Aircraft and the purchase thereof, including, without limitation, (a) the right to take title to and delivery of the Aircraft (b) all claims for damages in respect of the Aircraft as a result of any default by the Manufacturer under the Purchase Agreement, and (c) any and all rights of the Assignor to compel performance of the terms of the Purchase Agreement in respect of the Aircraft. The Assignee acknowledges that in exercising any rights hereunder, it shall at all times be subject to the provisions and limitations of the Purchase Agreement, as if originally named Buyer in the Purchase Agreement, including without limitation the US export control regulations or any other applicable law. The Assignee hereby accepts such assignment subject to the terms hereof.

3. It is expressly agreed that, anything herein contained to the contrary notwithstanding: (a) the Assignor shall at all times remain liable to the Manufacturer under the Purchase Agreement to perform all duties and obligations of the “Buyer” thereunder to the same extent as if this Assignment had not been executed; and (b) the exercise by the Assignee of any of the rights assigned hereunder shall not release the Assignor from any of its duties or obligations to the Manufacturer under the Purchase Agreement except to the extent that such exercise by the Assignee shall constitute performance of such duties and obligations.

4. Nothing contained herein shall subject the Manufacturer to any liability to which it would not otherwise be subject under the Purchase Agreement or modify in any respect the Manufacturer’s contract rights thereunder or require the Manufacturer to divest itself of title to or possession of the Aircraft therefore until delivery thereof and payment therefore on the delivery date as provided therein.

5. Without in any way releasing the Assignor from any of its duties or obligations under the Purchase Agreement, the Assignee hereby agrees, expressly for the benefit of the Manufacturer, that notwithstanding anything contained herein to the contrary, insofar as the provisions of the Purchase Agreement relate to the Aircraft accepted by Assignee under the Purchase Agreement, in exercising any rights under the Purchase Agreement, or in making any claim with respect to the Aircraft or other things (including without limitation data, documents and services) delivered or to be delivered pursuant to the Purchase Agreement, the terms and conditions of the Purchase Agreement, shall apply to and be binding upon Assignee to the same extent as if Assignee had been the original “Buyer” thereunder. Assignee further agrees, expressly for the benefit of the Manufacturer, that at any time and from time to time upon the written request of the Manufacturer, Assignee shall promptly and duly execute and deliver any and all such further assurances, instruments and documents and take all such further action as the Manufacturer may reasonably request in order to obtain the full benefits of Assignee’s agreements set forth in this paragraph.

6. The Assignee hereby confirms that it shall be deemed for all purposes to have read and be familiar with the Purchase Agreement (as at the date hereof) and to thoroughly understand the terms and conditions thereof.

7. The Assignor agrees that at any time and from time to time upon the written request of the Assignee, the Assignor will promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Assignee may reasonably request in order to obtain the full benefits of this Assignment and of the rights and powers herein granted.

8. The Assignor and Assignee herein agree that all the amounts already paid by the Assignor to the Manufacturer under the Purchase Agreement will be applied towards the benefit of the Assignee under the Purchase Agreement, as if it was paid by the Assignee. In the event that Assignor assumes the Purchase Agreement from Assignee, all amounts paid by the Assignee pursuant to the Purchase Agreement, shall be applied towards the benefit of the Assignor under the Purchase Agreement, as if it was paid by Assignor.

9. Assignee hereby agrees to indemnify and hold harmless Assignor and its shareholders, as well as their respective directors, officers and employees from and against all liabilities, claims, demands, costs, losses or expenses (including reasonable legal fees and costs of defense) that the indemnified parties may face or incur in relation to this Assignment.

10.The Assignor does hereby represent and warrant (a) that the Purchase Agreement is in full force and effect and is a legal, valid and binding obligation of Assignor, enforceable in accordance with its terms and that neither Assignor nor, to the knowledge of Assignor, Manufacturer, are in default thereunder; (b) that Assignor has not assigned, mortgaged, charged or pledged, and hereby covenants that it will not assign, mortgage, charge or pledge, so long as this Assignment shall remain in effect, the whole or any part of the rights hereby assigned or any of its rights with respect to the Aircraft under the Purchase Agreement not assigned hereby, to anyone other than the Assignee.

11. (A) Each of Assignor and Assignee (and any and all of their respective affiliates) agrees that it will not disclose to any third party the terms of the Purchase Agreement (whether or not related to the Aircraft) or this Assignment, except (a) as required by applicable law, judicial proceeding or governmental regulation, (b) as required for the assignment of its rights under this Assignment in accordance with the provisions of Article 5.11 of the Purchase Agreement, or (c) an affiliate of Assignee to which the right to take delivery of any of the Aircraft may be assigned under the terms of the Purchase Agreement. Any disclosure as contemplated in (b) or (c) above shall include a requirement that the entity to which the information is disclosed be subject to obligations of nondisclosure with respect to such information substantially the same as those contained herein.

(B) Without limiting the foregoing, in the event either party (including any of their respective affiliates), is legally required to disclose the terms of this Assignment and/or the Purchase Agreement, each such party agrees it will immediately notify the other party and exert its reasonable best efforts to obtain confidential treatment of the clauses and conditions of this Assignment and/or the Purchase Agreement relevantly designated by either party as confidential. Without limiting its obligations pursuant to the preceding sentence, each of Assignee and/or Assignor (and their respective affiliates) agrees that (i) if it is required, in the opinion of counsel, to file publicly or otherwise disclose the terms of this Assignment and/or the Purchase Agreement under applicable federal and/or state securities or other laws, it shall promptly (but in no case less than seven (7) Business Days prior to the proposed filing in question, except for any SEC Form 8-K, which shall require no less than four (4) Business Days prior to the proposed filing in question) notify Manufacturer so that Manufacturer has a reasonable opportunity to contest or limit the scope of such required disclosure, and Assignee and/or Assignor (and their respective affiliates) shall request, and shall use their best reasonable efforts to obtain confidential treatment for such sections of this Assignment and/or Purchase Agreement as Manufacturer may designate; and (ii) it shall not under any circumstances file publicly or otherwise disclose the terms of this Assignment and/or the Purchase Agreement under applicable federal and/or state securities or other laws if it has not complied with its obligations pursuant to Subsection 11(B)(i). Each of Assignee and/or Assignor (and their respective affiliates) agree and acknowledge that Manufacturer shall have the right to terminate at any time the Purchase Agreement pursuant to Article 5.7.2 of the Purchase Agreement if either Assignee and/or Assignor (or any of their affiliates) fail to comply with their obligations pursuant to Subsection 11(B)(i) and 11(B)(ii) above and Subsection 11 (C) below.

(C) Each of Assignee and/or Assignor (and their respective affiliates) agree and acknowledge that prior to releasing any public announcement regarding this Assignment and/or the Purchase Agreement, it shall obtain the written consent from Manufacturer. To respond, either with a consent or rejection, Manufacturer shall have four (4) Business Days from Manufacturer’s receipt of the proposed Form 8-K filing and five (5) Business Days from Manufacturer’s receipt of other public disclosures from Assignee and/or Assignor.

12.This Assignment may be executed by the parties hereto in any number of separate counterparts with the same effect as if the signatures thereto and hereto were upon the same instrument and all of which when taken together shall constitute one and the same instrument.

13.THIS ASSIGNMENT SHALL IN ALL RESPECTS BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Each Party hereto hereby irrevocably agrees, accepts and submits to, for itself and in respect of any of its property, generally and unconditionally, the non-exclusive jurisdiction of the courts of the State of New York in the City and County of New York and of the United States for the Southern District of New York, in connection with any legal action, suit or proceeding with respect to any matter relating to or arising out of or in connection with this Assignment or any other operative agreement and fully waives any objection to the venue of such courts. Furthermore to the fullest extent permitted by applicable law, each Party hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit action or proceeding any claim that it is not personally subject to the jurisdiction of the above named courts, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.

EACH PARTY HERETO HEREBY EXPRESSLY WAIVES, TO THE FULLY EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS ASSIGNMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY

IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.

Avantair, Inc.

By:	/s/ Steven F. Santo
Name:	Steven F. Santo
Title:	Chief Executive Officer

Share 100 Holding Co., LLC

By:	/s/ Steven F. Santo
Name:	Steven F. Santo
Title:	Chief Executive Officer of Managing Member, Avantair Inc.

Witnesses:

/s/ Kevin McKamey	/s/ Richard Yokota
Kevin McKamey	Richard Yokota
Executive Vice President, Avantair	Contracts Manager, Embraer Executive Jets